Exhibit (a)(1)(vii)

Letter of Transmittal For Tender of Shares of Common Stock

of AMGEN INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)

At a Purchase Price Not Greater than

$200.00 per Share Nor Less than $175.00 per Share Pursuant

to the Offer to Purchase Dated February 5, 2018

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS FOR ESPP HOLDERS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 1, 2018, UNLESS THE OFFER IS EXTENDED.

THIS FORM SHOULD BE COMPLETED, SIGNED AND SENT WITH ALL OTHER DOCUMENTS, TO COMPUTERSHARE TRUST COMPANY, N.A. AT ONE OF THE ADDRESSES SET FORTH BELOW. DELIVERY OF THIS LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY. DELIVERIES TO AMGEN INC. (“AMGEN”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND MORGAN STANLEY & CO. LLC (THE “DEALER MANAGERS”), AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (THE “DEPOSITARY”), OR D.F. KING & CO., INC. (THE “INFORMATION AGENT”) WILL NOT BE FORWARDED AND THEREFORE WILL NOT CONSTITUTE VALID DELIVERY.

BY FAX: 1-617-360-6810
By Mail:	By Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Corporate Actions – Voluntary	c/o Corporate Actions – Voluntary
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

To Participants in the Amgen Inc. Amended and Restated Employee Stock Purchase Plan

Dear Client:

Enclosed is information regarding a tender offer by Amgen Inc. to purchase up to $10 billion in value of shares of its common stock, $.0001 par value per share (the “Shares”) at a cash purchase price not greater than $200.00 per Share nor less than $175.00 per Share.

We are the holder of record of Shares held for your account. If you do not respond to this notice, no Shares will be tendered on your behalf in the Offer.

Cash received from any Shares tendered and accepted for payment by the Company will be distributed to participants by check. Any Shares tendered, but not accepted by the Company will remain in your account.

Please note the following:

YOU MUST SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED BELOW AND COMPLETE THE IRS FORM W-9 PROVIDED BELOW OR APPROPRIATE IRS FORM W-8.

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW).

DESCRIPTION OF SHARES TENDERED

Number of Shares Tendered

1.  SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by Amgen in accordance with the terms of the Offer.

☐ The undersigned wants to maximize the chance that Amgen will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by Amgen in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $175.00 per Share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per Share price as low as $175.00.

2.	SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in Amgen purchasing none of the Shares tendered hereby if the purchase price determined by Amgen for the Shares is less than the price checked below.

☐	$175.00	☐	$176.00	☐	$177.00	☐	$178.00	☐	$179.00	☐	$180.00

☐	$181.00	☐	$182.00	☐	$183.00	☐	$184.00	☐	$185.00	☐	$186.00

☐	$187.00	☐	$188.00	☐	$189.00	☐	$190.00	☐	$191.00	☐	$192.00

☐	$193.00	☐	$194.00	☐	$195.00	☐	$196.00	☐	$197.00	☐	$198.00

☐	$199.00	☐	$200.00

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

YOUR INSTRUCTIONS TO US MUST BE FORWARDED TO US PROMPTLY IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE PROVISIONS OF THE OFFER TO PURCHASE. ALTHOUGH THE OFFER IS PRESENTLY SCHEDULED TO EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, MARCH 5, 2018, WE MUST RECEIVE YOUR INSTRUCTIONS BY NO LATER THAN 4:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 1, 2018 IN ORDER TO BE ABLE TO ACT ON YOUR INSTRUCTIONS IN A TIMELY FASHION (UNLESS THE OFFER IS EXTENDED BY THE COMPANY). If you decide to withdraw your offer to tender your shares, please provide instructions to Computershare in writing to the aforementioned address.

Continued on Reverse

Very truly yours,
Computershare Trust Co., N.A.
Agent, AMGEN INC. Amended and Restated Employee Stock Purchase Plan

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

I have read and understand the Offer to Purchase and related Letter of Transmittal for the ESPP and I agree to be bound by the terms of the Offer. I hereby direct the Agent to deliver the proceeds from the sale of the Shares to me promptly after the expiration of the tender offer. I understand and declare that if the tender of my Shares is accepted, the payment therefore will be full and adequate compensation for these Shares in my judgment.

DATE	SIGNATURE OF PARTICIPANT

SOCIAL SECURITY NUMBER	PLEASE PRINT NAME, ADDRESS AND TELEPHONE NUMBER BELOW (NAME,
ADDRESS AND SHARE AMOUNTS WILL BE PRINTED)

NOTE: THIS TENDER INSTRUCTION FORM MUST BE COMPLETED AND SIGNED IF SHARES HELD IN THE ESPP ARE TO BE TENDERED. IF THE FORM IS NOT SIGNED, THE DIRECTIONS INDICATED WILL NOT BE ACCEPTED. PLEASE RETURN THIS TENDER INSTRUCTION FORM TO THE AGENT FOR THE ESPP, USING THE PREADDRESSED REPLY ENVELOPE PROVIDED OR VIA FAX OR OVERNIGHT DELIVERY AS INDICATED IN YOUR TENDER MATERIALS. YOUR INSTRUCTION FORM MUST BE RECEIVED BY 4:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 1, 2018.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.